Exhibit 99.1
N E W S       R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Feb. 22, 2007)
BAKER TO RESTATE ITS FINANCIAL STATEMENTS FOR FIRST THREE QUARTERS OF 2007
     PITTSBURGH — Michael Baker Corporation (Amex: BKR) (the “Company”) announced today that the Company will be restating its previously issued unaudited consolidated financial statements for the first, second and third quarters of 2007, because of errors in those financial statements. The non-cash errors, which were identified by management, are confined to the Company’s Energy business segment, and relate primarily to the improper recognition of revenue on domestic managed services projects during these periods. These errors will reduce the Company’s consolidated earnings previously reported for each of these quarterly periods. The Company’s consolidated financial statements for these quarterly periods should not be relied upon until the restated consolidated financial statements are filed with the Securities and Exchange Commission (the “SEC”).
     The Company reached its restatement conclusion based upon the recommendation of management and the concurrence of the Audit Committee of the Company’s Board of Directors. The Company will file a Form 8-K with the SEC in connection with this restatement decision. The Audit Committee will also be initiating an independent investigation of this matter.
     For the first nine months of 2007, the Company previously reported income before income taxes of $31.5 million, net income of $18.0 million, and diluted earnings per share of $2.03. The Energy segment’s previously reported income from operations before Corporate overhead allocations totaled $12.5 million for the first nine months of 2007. The Company is still evaluating whether a portion of these non-cash errors will impact its previously issued audited consolidated financial statements for the year 2006. At present, the Company believes that the accumulated pre-tax impact of the revenue recognition errors may entirely, or slightly more than, offset the Energy segment’s reported income from operations before Corporate overhead for the first nine months of 2007.
     Management will also be assessing the effect of the necessary restatements on the Company’s internal controls over financial reporting. Management will not reach a final conclusion regarding the restatements’ effects on internal controls over financial reporting until the completion of the restatement process.

     “We are extremely disappointed with the circumstances that have resulted in this restatement decision,” Richard L. Shaw, chairman and chief executive officer, said. “Our financial staff is working tirelessly to fully define the issues and to resolve them in a timely manner. In the meantime, we are continuing to pursue the sale of the Energy business.” He added that the Engineering business performed very well in 2007, and that this restatement will not have any impact on the Company’s previously announced plans to reinvest in and grow that business in the near term, both organically and through acquisition.
     Based on preliminary, unaudited information, the Engineering segment currently expects to report total contract revenues of approximately $400 million in 2007, compared to $380 million in 2006. Preliminary, unaudited operating income before corporate overhead allocations in the Engineering segment is currently expected to be reported at approximately $47 million for 2007, compared to $30.1 million in 2006.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)